Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE
Colonial Properties Trust Announces Closing of $350 Million
Fannie Mae Credit Facility
BIRMINGHAM, Ala—March 2, 2009—Colonial Properties Trust (NYSE: CLP) today announced the closing of a $350 million secured credit facility originated by PNC ARCS LLC for repurchase by Fannie Mae (NYSE: FNM). The facility has a 10-year term, carries a weighted average fixed interest rate of 6.04%, and is secured by 19 multifamily properties totaling 6,565 units. The proceeds from the credit facility will be used to repay all but approximately $35 million of the outstanding balance on the company’s $675 million unsecured line of credit. This facility will provide additional liquidity to address the debt maturities through 2010 and support the company’s unsecured bond repurchase program.
Thomas H. Lowder, Chairman and Chief Executive Officer of Colonial Properties Trust, noted, “One of our top priorities for the first half of 2009 was to close this financing with Fannie Mae. This new financing enhances our strong liquidity position and shows that Fannie Mae remains a source of attractive financing for the multifamily market.”
Colonial Properties Trust is a multifamily real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture investments and pursuing development opportunities. As of December 31, 2008, the company owned or managed 35,504 apartment units, 16.5 million square feet of office space and 8.9 million square feet of retail shopping space located in key Sunbelt states from Virginia to Nevada. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets, including recent deterioration in the multifamily market and the strength or duration of the current recession or recovery; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; ability to obtain financing on reasonable rates, if at all; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; uncertainties associated with the timing and amount of real estate dispositions, including our existing inventory of condominium and for-sale residential assets; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.
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CONTACT:	Colonial Properties Trust Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917